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                                                              Exhibit 99.B(e)(2)

                                   SCHEDULE A
                          TO THE DISTRIBUTION AGREEMENT
                         DATED AS OF SEPTEMBER 16, 2002,
                            AS AMENDED JUNE 30, 2003
                                     BETWEEN
                       SEI INSTITUTIONAL INVESTMENTS TRUST
                                       AND
                        SEI INVESTMENTS DISTRIBUTION CO.


This Agreement shall apply with respect to portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust:

Large Cap Fund
Large Cap Value Fund
Large Cap Growth Fund
Small Cap Fund
International Equity Fund
Emerging Markets Equity Fund
Core Fixed Income Fund
High Yield Bond Fund
International Fixed Income
Fund Large Cap Index Fund
Large Cap Value Index Fund
Large Cap Growth Index Fund
Large Cap Disciplined Equity Fund
Small/Mid Cap Equity Fund